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                                                               Exhibit (8)(a)(2)

                  Separate Account and Unit Value Fee Proposal
                            Effective January 1, 2001

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

                                                              Current        Proposed      Proposed
                                                              Monthly        Monthly       Monthly
                                                                Fee            Fee         Increase

Separate Accounts                                            $ 66,666.67    $ 99,000.00   $32,333.33
Flat Fee for up to 15 Separate Accounts with Investments

Unit Value Calculations

Flat Fee for up 1,800 Fund of Fund Accounts                  $166,666.67    $166,666.67   $
Flat Fee for next 700 Accounts (1,801 - 2,500)                              $ 10,000.00   $10,000.00
Flat Fee for next 500 Accounts (2,501 - 3,000)                              $  6,666.67   $ 6,666.67
Flat Fee for next 500 Accounts (3,001 - 3,500)                              $  6,000.00   $ 6,000.00
Flat Fee for next 500 Accounts (3,501 - 4,000)                              $  4,500.00   $ 4,500.00
Flat Fee for next 500 Accounts (4,001 - 4,500)                              $  3,000.00   $ 3,000.00
Flat Fee for next 500 Accounts (4,501 - 5,000)                              $  2,500.00   $ 2,500.00


Agree:            /s/ John O'Connor                         /s/ Eric Jones
                  -------------------------------           -----------------------------
                  Delaware Investments                      Lincoln Life
Date:             January 3, 2001
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